BANK OF AMERICA,
       SYDNEY BRANCH



       1996 TERM LOAN
       AGREEMENT

       Dated June 27, 1996





       IMPCO Technologies, Inc.
       16804 Gridley Place
       Cerritos, CA  90701



      COVER



[ LOGO ]
BANK OF AMERICA


AGREEMENT made at Sydney on June 27, 1996

BETWEEN IMPCO TECHNOLOGIES PTY LIMITED ACN 074 106 880, of 1/3 Taunton Drive, Cheltenham, Victoria 3192 (the "BORROWER")

AND BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION, ARBN 064 874 531, of Level 18, 135 King street, Sydney, New South Wales, 2000 (the "BANK")

THE PARTIES AGREE:

1.     THE FACILITIES

       Subject to the terms and conditions of this Agreement the Bank agrees to make available to the Borrower the following facility (the "FACILITY") on the annexed "GENERAL TERMS AND CONDITIONS":

       a Term Loan Facility as detailed in Appendix A;

       and each Facility within the limit referred to in its Appendix so long as the total use of all the Facilities shall not exceed the "OVERALL LIMIT" which shall reflect the Facility Limit in accordance with Clause 1 of Appendix A.

2.     APPENDICES

       Each Appendix and the General Terms and Conditions shall apply as if set out in this document so that "THIS AGREEMENT" shall refer to the totality. If the Bank agrees that the Borrower may use any additional facility, its terms and conditions shall be treated as contained in a further appendix set out in this document and that facility shall be one of "THE FACILITIES".

3.     CONDITIONS PRECEDENT AND ACCOUNT OPERATING AUTHORITIES

       The Borrower may use each Facility if;

       (a)   the Bank has received:
             (i) the power of attorney used to sign this Agreement on the Borrower's behalf;

             (ii) a certified Authorised Signatory List by the Borrower's corporate secretary for the Borrower's signatories to Notices of Drawing and witnesses to the affixing of the Borrower's seal to the power of attorney;

             (iii) a Certificate of Incumbency by the Borrower's corporate secretary concerning the identity of its signatories to Notices of Drawing and the witnesses to the affixing of the Borrower's seal to the power of attorney.

             (iv) multicurrency continuing guarantees from both AirSensors, Inc. and IMPCO Technologies, Inc. in a form and content satisfactory to the Bank and the power of attorney/relevant authority used to sign the document;

       (b) no Event of Default or Potential Event of Default has occurred and is continuing.

4.     PAYMENT ARRANGEMENTS

       The moneys payable by the Bank under the Facilities will only be paid to the following bank account unless the Bank agrees otherwise:

                Bank:             Bank of America NT & SA
                Branch:           135 King Street, Sydney 2000
                BSB No.:          232-001
                Account No.:      12918 016

5.     PURPOSE OF FACILITIES

       Moneys raised through the Facilities will be used by the Borrower for the acquisition of Australia assets of Ateco Automotive Pty. Ltd.

SIGNED as an agreement.


SIGNED for and on behalf of                    )
IMPCO TECHNOLOGIES PTY. LTD.                   )
by Todd Schock                                 )      /s/Todd Schock
its Attorney under a Power of Attorney dated   )     ------------------------
and who decalares that he has not received any )     (Signature)
notice of the revocation of such Power of      )
Attorney in the presence of:                   )


 /s/Karen V. Peter
- --------------------------------
(Signature of Witness)


Karen V. Peter
- ---------------------------------
(Name of Witness in Full)



SIGNED for and on behalf of
BANK OF AMERICA NT & SA, SYDNEY
BRANCH (ARBN 064 874 531)


/s/Adam Cougle
- --------------------------------
(Signature)


Adam Cougle, Vice President
- --------------------------------
(Name and Title)


/s/Geoffrey Robb
- --------------------------------
(Signature)


Geoffrey Robb, Vice President
- --------------------------------
(Name and Title)

                                   ANNEXURE



GENERAL TERMS AND CONDITIONS

1.     DEFINITIONS

1.1 In this Agreement (including its Appendices) the following expressions shall have the following meanings unless the context otherwise requires:


       "BANKING DAY" means a day the Lending Office is open for business.

       "BILL" means a bill of exchange as defined in the Bills of Exchange Act 1909 (Commonwealth). References to the drawing, acceptance, endorsement of, or other dealing with, a bill of exchange or to any party to a bill of exchange have the meaning under that Act.

       "COMPANY" means the Borrower, and any corporation which is from time to time a Subsidiary of the Borrower or, except in the case of clauses 3 and 4 of this Annexure, a Subsidiary of a Surety.

      "CORPORATIONS LAW" means the Corporations Law applying in Australia.

      "CUSTOMER INFORMATION" means all information in connection with this Agreement or other information respecting the Borrower and/or its accounts and business with the Bank, provided to the Bank by the Borrower.

      "ENCUMBRANCE" means any mortgage, charge (whether fixed or floating) pledge, lien, title retention, preferential right or trust arrangement, contractual set-off, flawed deposit, hypothecation or other security interest or security arrangement of any kind.

      "ENVIRONMENT" includes the natural physical surroundings of mankind
       (whether affecting individuals or groupings of individuals) and all man-made changes to them.

      "ENVIRONMENTAL AUTHORISATION" includes:

      (a) any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a Governmental Agency; or

      (b) In relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

      "ENVIRONMENTAL LAW" means a provision or a law which provision or law relates to an aspect of Planning, the Environment or Health.

      "EVENT OF DEFAULT" means any one of the events referred to in clause 7 of this Annexure.

      "FACE VALUE" of a Bill means the amount in words appearing on the face of the Bill.

      "FINANCIAL STATEMENTS" means financial statements prepared in accordance with Generally Accepted Accounting Principles applied consistently from period to period.

      "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means accounting principles
       (based upon the historical cost convention) generally accepted in the State or Territory in which the Company and Surety is incorporated.

      "GOVERNMENTAL AGENCY" means any government or any governmental, semi-governmental or judicial entity or authority, including local government and statutory organisations. It also includes any self-regulatory organisation established under statute, and any stock exchange.

      "HEALTH" means the health, safety and welfare of humans individually and collectively.

      "HOLDING COMPANY" has the meaning in the Corporations Law.

      "LENDING OFFICE" means in relation to any transaction the Bank's office referred to in this Agreement or any office designated by the Bank by notice to the Borrower as its "lending office" for the purposes of that transaction or a class of transaction which includes it.

      "MATERIAL ADVERSE EFFECT" means effect on the financial condition or trading or prospects of any Company and Surety which materially adversely affects either the ability of the Borrower or any Surety to perform this Agreement or any Support or the Bank's interest as creditor under this Agreement or any Support.

      "PLANNING" includes any obligation or requirement to apply for, renew, hold or comply with any Environmental Authorisations, as the case may be, relating to the conduct of any activity in or the use of any part of the Environment or any restrictions on such activity or use.

      "POTENTIAL EVENT OF DEFAULT" means an event which, with time or notice or the performance of this Agreement, could become an Event of Default.

      "PRIME LENDING RATE" means the variable rate per cent per annum set by the Bank from time to time as the Bank's Prime Lending Rate in respect of the currency concerned.

      "RELATED CORPORATION" has the meaning in the Corporations Law.

      "SUBSIDIARY" has the meaning in the Corporations Law.

      "SUPPORT" means any Encumbrance, guarantee, letter of responsibility, letter of credit, cash deposit or other form of security (whether or not similar to the foregoing) held at any time by the Bank whether from the Borrower or any other party for the purpose of aiding or better securing the recovery by the Bank of any moneys at any time owing by the Borrower under this Agreement.

      "SURETY" means any person (whether as guarantor or mortgagor or otherwise and whether alone or with any other person) who has given or is intended to give any Support.

      "TRADING BANK" means any bank authorised to carry on general banking business in Australia pursuant to the Banking Act 1959 or under the Commonwealth Bank Act 1959 or any bank owned by a State of Australia.

1.2 A reference in this Agreement to any Act of Parliament or to any section or provision of any Act shall be read to include a reference to any statutory modification or reenactment of that Act and any statutory provision substituted for that Act.

1.3 Words and phrases defined in an Appendix to this Agreement and used in any other Appendix to this Agreement or in this Annexure, but not defined in that other Appendix or this Annexure, shall have the meaning used in the Appendix in which they are defined.

1.4 Words importing the singular include the plural and vice versa; words importing individuals include corporations and vice versa; references to any gender include a reference to all genders; references to "the Bank" include its successors and assigns; headings do not affect interpretation of this Agreement; and the currency of account and currency of payment are Australian currency unless otherwise specified by the Bank.

2.     PAYMENTS

2.1    PAYMENTS BY THE BORROWER OR A SURETY

       All payments by the Borrower or a Surety to the Bank shall be made at the Lending Office in immediately available funds during banking hours on the date on which payment is due unless the Bank otherwise directs.

2.2    NON-BANKING DAY

       If no other rule in any Appendix operates to modify a payment date and the day a payment is due to be made is not a Banking Day the payment shall be made on the next succeeding Banking Day and interest and fees shall be adjusted accordingly.

2.3    PAYMENTS TO BE CLEAR OF ALL TAXES

       All sums payable by the Borrower to the Bank shall be paid in full without set-off or counterclaim and free and clear of and without deduction of or withholding for or on account of any present or future taxes, duties or other charges (other than taxes on the overall net income of the Bank which the Bank is obliged to pay to a taxation authority). If the Borrower is required by law to make any of those deductions or withholdings, it will simultaneously pay to the Bank an additional amount so that the Bank receives a net amount equal to the full amount which the Bank would have received had no deduction or withholding been required. The Borrower shall provide the Bank with evidence that those taxes, duties, or other charges have been paid by forwarding to the Bank official receipts within 30 days of payment.

3.     REPRESENTATIONS AND WARRANTIES

3.1    The Borrower represents and warrants to the Bank that:

       (a) the Financial Statements of each Company and Surety provided to the Bank at any time were prepared in accordance with Generally Accepted Accounting Principles;

       (b) there has been no change in the affairs of any Company and Surety since the balance date of the most recent Financial Statement provided to the Bank which has had a Material Adverse Effect;

       (c) no Event of Default or Potential Event of Default has occurred and is continuing;

       (d) nothing has occurred which is having or could have a Material Adverse Effect and no proceeding before or of any judicial, administrative, governmental or other authority is taking place, pending or, to the best of the knowledge and belief of the Borrower, threatened against any Company and Surety or any of its assets which is having or could have a Material Adverse Effect;

       (e) no Company and Surety is, or by the execution or performance of this Agreement would be, in default under, or has done or omitted to do anything which, with the giving of notice or lapse of time or both, might constitute a default under, any law, regulation or other provision enforceable at law, or under any order or award of any judicial, administrative, governmental or other authority.

3.2 Each representation and warranty shall be treated as repeated on each occasion the Borrower requests the Bank to provide any accommodation under this Agreement.

4.     POSITIVE UNDERTAKINGS

       Until the full and payment of all moneys payable under this Agreement the Borrower will:

       (a) maintain and comply with and procure that every other Company and Surety similarly maintains and complies with all authorisations (if any) from Government Agencies necessary to enable it to carry on its businesses or to perform its obligations under this Agreement or any Support or necessary for the validity or enforceability of this Agreement or any Support;

       (b)  deliver to the Bank in form and detail satisfactory to the Bank:

            (i) audited annual Financial Statements for the Borrower and consolidated Financial Statements for each of the Companies within 180 days after the end of each of the Company's financial years;

            (ii) a copy of each document which the Borrower and its Subsidiaries is obliged by or entitled under any law to forward to any of its shareholders at the same time as the document is forwarded to the shareholder;

            (iii) a copy of each document the Borrower and its Subsidiaries is obliged to or entitled to lodge at the Australian Securities Commission;

            (iv) as and when requested by the Bank, such information regarding the business operations and financial condition of any Company and Surety or its Related Corporations as the Bank may reasonably require;

            (v) all licences and approvals required from the Environmental Protection Agency for the operation of the Borrower's business.

       (c)  notify the Bank:

            (i) of any Event of Default, within 24 hours of the Borrower becoming aware of its occurrence;

            (ii) of the cessation of the employment or the change in the authority of any of its authorised signatories;

            (iii) of any person who becomes entitled (within the meaning of section 609 of the Corporations Law) to 20% or more of the capital of the Borrower or any Surety promptly upon the Borrower becoming aware of the entitlement; and

            (iv) of any event which is having or could have a Material Adverse Effect.

5.     NEGATIVE UNDERTAKINGS

       Except with the prior written consent of the Bank, which consent shall not be unreasonably withheld, no Company and Surety will:

       (a) dispose of all or a substantial part of its business or assets, whether by way of merger, amalgamation, reorganisation, sale or otherwise and whether in a single transaction or a related series of transactions;

       (b) part with possession of or dispose of any property or interest in its property other than under an arm's length transaction or for full value;

       (c) create any Encumbrance, (excepting only any such encumbrance arising by way of operation of law) or cause or permit the amount of the actual or contingent liabilities secured by any Encumbrance created by it before the date of this Agreement to be increased;

       (d) become liable for any person's failure to perform its obligations (other than its employees or independent contractors in connection with fuel and gas conversions), or where any such liability is in existence as at the date of this Agreement, increase the amount of that liability.

6.     RELIQUEFYING BILLS

6.1 When requested by the Bank to do so, the Borrower will deliver Bills to the Bank having an aggregate Face Value in respect of each outstanding Advance or Loan not exceeding the amount of the Advance or Loan and maturing no later than that Advance's or Loan's Maturity Date.

6.2 Each Bill will be drawn by the Borrower on the Bank, be payable to the Borrower or order, be payable at such place and, subject to clause 6.1, on the date and in the amount the Bank may require and be endorsed in blank.

6.3 The Borrower's discharging by payment any Bill delivered to the Bank under this clause will satisfy the Borrower's liability to the Bank in respect of the relevant Advance or Loan in an amount equal to the Face Value of that Bill.

       If for any reason the Borrower is required to repay an Advance or Loan before the Maturity Date of that Advance or Loan the Borrower shall do so even if there are then outstanding Bills delivered to the Bank under this clause 6.

       The Bank indemnifies the Borrower against all liability in respect of every Bill delivered to the Bank under this clause 6 and will pay the costs of preparation of and all stamp duty in respect of those Bills.

7.     EVENTS OF DEFAULT

7.1 The occurrence of any of the following events shall be an Event of Default:-

       (a) the Borrower fails to pay at or before the due time on the due date for payment any interest, fee or other moneys payable under this Agreement or fails to observe any of its other obligations under this Agreement, and if that default is non-monetary in nature and is capable of remedy, it is not remedied within 7 days of its occurrence;

       (b) any representation or warranty made by the Borrower or any Surety to the Bank proves to have been false or misleading in any material respect when made or when deemed to have been made;

       (c) any Company and Surety stops or threatens to stop payment to the Bank or to some or all of its creditors or makes an assignment for the benefit of, or enters into an arrangement or composition with, its creditors or is unable to pay its debts when they become due;

       (d) a liquidator or provisional liquidator or an administrator is appointed in respect of a Company and Surety,

       (e) an order is made or a resolution is passed for the winding up of any Company and Surety (except for the purpose of reconstruction or amalgamation with the prior written consent of the Bank), or for determining that any portion of its uncalled share capital shall not be capable of being called up (except for the purposes of the Company and Surety being wound up) or for the reduction of its issued capital;

       (f) an administrator, a receiver or receiver and manager, or any encumbrances shall take possession of any Company and Surety's assets and/or undertakings, any action is taken in respect of a Company and Surety under any law for the relief of debtors or an investigation is commenced under the Corporations Law or any equivalent legislation into any part of the business or affairs of any Company and Surety;

       (g) any default occurs under any financial accommodation to which any Company and Surety may be a party as borrower or guarantor, if the default is a failure to pay any moneys on their due date for payment or any event occurs which gives, or with the giving of notice or the lapse of time or both would give, to the holder of the obligation concerned the right to terminate the financial accommodation or to accelerate the repayment of indebtedness under the financial accommodation;

       (h) any event occurs which, in the opinion of the Bank, acting in good faith, is likely to have a Material Adverse Effect;

       (i) any default occurs under any Support, any Support becomes enforceable, any Support in whole or part is or becomes void, voidable, ineffective or unenforceable or any Surety gives or purports to give notice of discontinuance of further liability under any Support; .

       (j) any execution is issued or levied against any Company and Surety in an amount exceeding $100,000 and is not satisfied or stayed within 14 days;

       (k) any person referred to in clause 4(c)(iii) is, or becomes at any time, unacceptable to the Bank;

       (1) the Borrower its Subsidiaries or any Surety breaches an Environmental Law or Environmental Authorisation and, in the opinion of the Bank, that breach may have a Material Adverse Effect;

       (m) a claim or demand is made against the Borrower its Subsidiaries or any Surety or its assets by a Governmental Agency or any other person requiring either:

            (i) the cessation or modification of any activities being, or proposed to be, conducted by the Borrower its Subsidiaries or any Surety; or

            (ii) the carrying out of, or demand for payment for, any claim up, rehabilitation or remediation of any of its assets or any other part of the Environment;

       (n)  Borrower or any Surety fails:

            (i) to maintain its useful land and buildings or its useful plant and equipment in good repair, ordinary wear and tear excepted;

            (ii) to maintain insurance with an external insurer covering the replacement cost of all its useful property and consequential losses arising out of business interruption;

            (iii) to comply with (and to cause its subsidiaries to comply with) applicable laws except where compliance is contested in good faith;

       (o)  the Borrower or any Surety changes its general type of business; or

       (p) any guarantee is given to secure or support any obligation of the Borrower in respect of any financial accommodation unless the guarantee is also granted or issued rateably to the Bank to secure or support all amounts from time to time outstanding under or in connection with this Agreement.

       (q) diminution of ownership by Impco Technologies, Inc below 100% of the Borrower's equity.

7.2    The occurrence of an Event of Default shall:

       (a) terminate any obligation on the part of the Bank to continue the Facilities and shall make at the option of the Bank all sums payable under this Agreement immediately due and payable;

       (b) oblige the Borrower to pay immediately to the Bank all sums expressed to be payable by the Borrower under this Agreement together with an amount equal to the sum of

            (i) the Face Value of all outstanding Bills accepted or endorsed by the Bank under any of the Facilities (excluding any reliquefication Bills); and

            (ii) all other contingent liabilities assumed by the Bank under any of the Facilities.

8.     DEFAULT INTEREST AND INDEMNITY

       Interest shall accrue on unpaid amounts which have become due for payment from the date of default until payment calculated (after as well as before judgment) at the rate of 2% per annum above the rate from time to time fixed by the Bank as its Prime Lending Rate. The Bank may at intervals of not less than 90 days capitalise interest under this clause, and treat that interest as principal carrying interest under this clause. All such interest whether so capitalised or not shall be payable by the Borrower on demand. In addition the Borrower will reimburse to the Bank all amounts which the Bank may specify to be necessary to compensate it for all costs, expenses, liabilities and losses sustained or incurred by it howsoever as a result of the Bank receiving payment of moneys under this Agreement earlier than would otherwise be the case because of the occurrence of an Event of Default.

9.     UNLAWFUL FOR THE BANK TO FUND OR MAINTAIN ITS OBLIGATIONS

       If, by reason of the application, interpretation or change in any present or future law, regulation, regulatory requirement, judicial decision, or by reason of any direction or request from the Reserve Bank of Australia it becomes unlawful for the Bank to maintain or give effect to any of its obligations, rights, powers or remedies under this Agreement or the Support, then the Bank may cancel any or all the Facilities by notice to the Borrower. No further use may then be made of those Facilities and the Borrower shall immediately prepay to the Bank all moneys owing under this Agreement in respect of those Facilities including any accrued interest and fees.

10.    RESERVE REQUIREMENTS

10.1 The Borrower shall pay to the Bank on demand the cost of maintaining any reserves or special deposits and any other costs incurred by the Bank (other than taxes on the Bank's overall net income) in complying with any law, regulation or condition with respect to any, all or part of the Facilities or relating in any way to funding or renewing any, all or any part of the Facilities where those reserves, special deposits or other costs arise out of any act of any governmental authority after the date of this Agreement. The protection of this paragraph shall apply to any act by the Reserve Bank of Australia, any government, governmental agency or department having authority over the Bank but shall not extend to any cost incurred by the Bank in consequence of any default on its behalf. The protection of this paragraph shall apply to compliance by the Bank with restraints, guidelines or policies not having the force of law but with which it is in practice necessary for the Bank and institutions similarly situated to comply, and shall apply irrespective of any possible contention of invalidity or nonapplicability.



10.2 If the Bank makes a demand under clause 1O.1 or gives any notice under clause 10.3, the Borrower may prepay all amounts advanced by the Bank under the Facilities or any portion affected by any matter referred to in this clause 10 (so long as it pays all interest accrued to the date of the prepayment on the amount prepaid) upon giving the Bank a minimum of 14 days' written notice (which shall be irrevocable).

10.3 The Bank shall give to the Borrower as much advance notice as may be reasonably practicable of circumstances giving rise to a claim for payment under clause 10.1 provided that the Bank shall not be liable for any failure to give such notice.

10.4 The determination by the Bank of the relevant costs incurred under this clause 10 shall, in the absence of manifest error, be conclusive and binding on the Borrower.

11.    INDEMNITY IN RESPECT OF FACSIMILE INSTRUCTIONS

11.1   The Bank is entitled, but not obliged:

       (a) to rely upon any facsimile transmission received by the Bank purporting to be given on the Borrower's behalf without enquiry on the Bank's part as to the source of the transmission or the identity of the person(s) making or purporting to make the communication and regardless of the circumstances prevailing at the time of such transmission or communication so long as any signature appearing in the transmission appears on reasonable examination to correspond with the specimen signature of a person it reasonably believes to be authorised to make that transmission;

       (b) to treat these transmissions as fully authorised by and binding upon the Borrower and the Bank,

       (c) to take such steps in connection with or in reliance upon these communications as it may in good faith consider appropriate, whether these communications include instructions to pay money or otherwise to debit or credit any account, or relates to the disposition of any money, securities or documents, or purports to bind the Borrower to any agreement or other arrangement with the Bank or with any other person(s) or to commit the Borrower to any other type or transaction or arrangement whatsoever, regardless of the nature of the transaction or arrangement or the amount of money involved and notwithstanding any error or misunderstanding or lack of clarity in the terms of such communication or transmission so long as if the instructions are to make a payment or disposition to a third party (not related to the Borrower) the Bank shall not act on those instructions within 1 hour of it transmitting to the Borrower's facsimile number a copy of the communication with notice that the Bank proposes to act on it.

11.2 The Borrower undertakes to indemnify the Bank and to keep the Bank indemnified against all losses claims actions proceeding demands damages costs and expenses incurred or sustained by the Bank of whatever nature and howsoever arising, as a result of the Bank acting consistently with clause 11.1.

12.    CONFIDENTIALITY

       Except as otherwise provided in this clause, the Bank shall maintain the confidentiality of the Customer Information. The Borrower acknowledges that the Bank may disclose from time to time Customer Information to other offices and branches of the Bank and to the Bank's Subsidiaries and affiliates. The Borrower also consents to the disclosure of Customer Information by the Bank, or any of its Subsidiaries or affiliates:



       (i) at the request of any governmental, regulatory or other similar agency or authority having jurisdiction over the Bank or any of its Subsidiaries or affiliates;

       (ii) pursuant to any subpoena or other court process, or to the extent required in connection with any litigation between the Bank, Subsidiary or affiliate and the Borrower, provided that the disclosure is subject to an appropriate protective order if such protective order is available;

       (iii) where the Customer Information is in the public domain;

       (iv) to its legal advisers and its consultants so long as it advises them of the confidential nature of the information or documents or that nature is clear from the circumstances of the disclosure;

       (v) to a proposed assignee or transferee or sub-participant with the Borrower's prior written consent which consent shall not unreasonably be withheld or delayed and will be deemed to have been given if not refused within 5 Banking Days of the Bank's request; and

       (vi) when otherwise required to do so in accordance with applicable law or as permitted under another arrangement between the Bank (or any of its Subsidiaries or affiliates) and the Borrower (or any Surety which is the Borrower's Holding Company).

13.    RECEIPTS IN INCORRECT CURRENCY

       All payments to the Bank shall be made in the currency in which the Borrower's obligations to pay that amount is denominated. If the Bank receives any amount on account of any of the Borrower's obligations to the Bank in a currency other than the currency in which that obligation is denominated (whether or not the currency of receipt is paid pursuant to a judgment) the Borrower shall be discharged from its obligations only to the extent of the amount of the currency in which the obligation was denominated (as the Bank is able to purchase in accordance with its usual practice, using the amount of currency received) after deduction of any transaction costs in making the purchase.

14.    ENVIRONMENTAL COMPLIANCE

14.1 Without limiting any other representations or warranties the Borrower represents and warrants that it is in compliance with all applicable Environmental Law and Environmental Authorisations. No act or omission has occurred and there is no circumstance relating to its assets or its business which has given rise or may give rise to:

       (a)  a substantial claim against it;

       (b)  a requirement of substantial expenditure by it; or

       (c) a requirement that it ceases or substantially alters an activity, under Environmental Law.

       Without limitation none of its assets is contaminated, all assets are within applicable environmental standards and all emissions and discharges are within standards or limits imposed by or under Environmental Authorisations.

14.2   Without limiting any other undertakings the Borrower shall:

       (a) comply and procure that every other Related Corporation complies with Environmental Law and Environmental Authorisations.

       (b) maintain and procure that every other Related Corporation maintains procedures which in the opinion of the Bank are adequate to monitor:

            (i) its compliance with Environmental Law and Environmental Authorisations; and

            (ii) circumstances which may give rise to a claim, to a requirement of substantial expenditure by it, or to a requirement that it cease or materially change any of its activities.

15.    MISCELLANEOUS

15.1 The Bank may apply amounts received to the Borrower's account in satisfaction of principal or interest under any Facility.

15.2 The Bank shall only be bound by waivers or guarantees given or confirmed by the Bank in writing.

15.3 The Bank may at any time dispose of any of the Bank's rights under this Agreement. The Borrower shall, at the Bank's reasonable request, execute and deliver to the Bank any instrument to give effect to the disposition.

15.4 To the fullest extent permitted by law the Borrower waives any rights it may have or come to have to prejudicially affect the exercise by the Bank of all or any of its rights, powers and remedies under this Agreement.

15.5 The Bank may remedy any of the Borrower's defaults under this Agreement at the Borrower's cost. Unpaid costs shall carry interest at the rate referred to in clause 8. The Bank may draw down any of the Facilities on the Borrower's behalf by way of payment of those costs and may appropriate the drawdown to its own account.

15.6 The exercise by the Borrower of any rights to cancel any Facility Limit shall not in any way relieve the Borrower of any unsatisfied liabilities under this Agreement.

15.7 If any provision of this Agreement is or becomes, illegal, invalid or unenforceable in any respect under any applicable law no other provision of this Agreement shall be affected nor shall the legality, validity or enforceability of the provision under any other law be affected.

15.8 The Bank's certificate as to the rate of interest applicable at any time or the date upon which any moneys will become due and payable or the amount of costs expenses or losses incurred by the Bank will be conclusive in the absence of manifest error on the face of the certificate.

15.9 The Borrower irrevocably authorises the Bank to debit to any of the Borrower's accounts with the Bank all amounts due under any financial accommodation extended by the Bank to it. The Bank may apply the proceeds of any Advance or Loan in reduction of any amount then payable by the Borrower to the Bank.

15.10 Any notice or other communication by one party to the other may be given by telex cable telegram prepaid post or facsimile addressed to the recipient party at the last physical or electronic address advised by the recipient party for service of notices or to the recipient party's registered office for the time being. Notices given by prepaid post shall be deemed to have been duly given on the third day following the day it was posted and all other notices shall be deemed to have been duly given on the day of delivery or transmission.

15.11 The Borrower will pay to the Bank on demand all out-of-pocket expenses incurred by it (including stamp duty, financial institutions duty and bank accounts debit tax, (whether payable by the Bank directly or by way of reimbursement to another party) and fines or penalties for late payment and legal costs (including the Bank's reasonable allocation of the cost of using its internal legal counsel)) in relation to the negotiation and documentation of any Facility and in relation to all payments, receipts, transactions, documents, support recoveries, attempted enforcements and other matters connected with any Facility and the Bank may in anticipation of any such out-of-pocket expenses make deductions from any moneys to be provided by it under any Facility.

15.12 All sums which accrue due to the Bank over time shall accrue from day to day and be calculated on the basis of actual days elapsed and a 365-day year.

15.13 No failure or delay on the Bank's part in exercising any right power privilege or remedy and no course of dealing between the Borrower and the Bank shall operate as a waiver of any breach by the Borrower or by any Surety and no waiver of a breach shall be construed as a waiver of any similar future breach nor shall any single or partial exercise of any such right power privilege or remedy preclude any further or other exercise of that or of any other right power or remedy. All the Bank's remedies under any agreement or by law or otherwise shall be cumulative and not alternative. No single or partial exercise of any right power privilege or remedy shall preclude any further exercise of any right power privilege or remedy. The Bank's rights powers privileges and remedies are cumulative and not exclusive of any rights provided by law.

15.14 The Borrower may not assign any of its rights or obligations under this Agreement.

15.15 Every agreement between the Bank and the Borrower shall be in all respects governed by and construed in accordance with the laws applying in New South Wales. The Borrower will submit to the non-exclusive jurisdiction of the Courts of that place.

15.16 If the Borrower has requested the Bank to provide funds for a specific purpose, none of those funds will be applied by the Borrower for another purpose.

15.17 The Bank shall not be obliged to discharge any security for the Borrower's obligations until the later of the date that it has fully and finally received all moneys payable by the Borrower under this Agreement and the date that the Bank has no potential liability under any instrument issued by the Bank pursuant to any of the Facilities.

15.18 In any agreement between the Bank and the Borrower unless the contrary intention appears the phrase "Authorised Officer" means in relation to any matter any person or persons mentioned below and any other person or persons who is or are authorised to act on behalf of the Borrower in relation to that matter according to a document purporting to be signed by a Director or Secretary of the Borrower and expressed to be a true copy or purporting to set out a true extract from a resolution of the Directors of the Borrower and lodged with a Lending Office of the Bank.


       Pearl Kamdar                General Manager
       Todd A. Schock              Head of Financial Planning


15.19 Any signature on any document which purports to have been made on behalf of the Borrower by any "Authorised Officer" shall be conclusively deemed for all purposes in favour of the Bank to be a valid execution binding on the Borrower.

APPENDIX A



TERM LOAN FACILITY (in this Appendix referred to as "this Facility")

1.     LIMIT

       The limit under this Facility ("this Facility's Limit") is:

       Two million, five hundred thousand Australian dollars only until September 30, 1996 (A$2,500,000); then Two million, three hundred and seventy five thousand Australian dollars only until December 31, 1996 (A$2,375,000); then

       Two million, two hundred and fifty thousand Australian dollars only until March 29, 1997 (A$2,250,000); then

       Two million, one hundred and twenty five thousand Australian dollars only until June 28, 1997 (A$2,125,000); then

       Two million Australian dollars only until September 30, 1997
        (A$2,000,000); then

       One million, eight hundred and seventy five thousand Australian dollars only until December 31, 1997 (A$1,875,000); then

       One million, seven hundred and fifty thousand Australian dollars only until March 31, 1998 (A$1,750,000); then

       One million, six hundred and twenty five thousand Australian dollars only until June 30, 1998 (A$1,625,000); then

       One million, five hundred thousand Australian dollars only until September 30, 1998 (A$1,500,000); then, One million, three hundred and seventy five thousand Australian dollars only until December 31, 1998 (A$1,375,000); then

       One million, two hundred and fifty thousand Australian dollars only until March 31, 1999 (A$1,250,000); then

       One million, one hundred and twenty five thousand Australian dollars only until June 30, 1999 (A$1,125,000) then NIL.



2.     UTILISATION

2.1 The Borrower may make a Drawing on any Banking Day during the Availability Period (but not thereafter) if



       (a) the Drawing does not exceed the undrawn amount of this Facility's Limit as at the date of the Notice of Drawing;

       (b) the Bank has received a Notice of Drawing in the form of Appendix AA for the Drawing before 11.00 am (local time in the place of the Bank's Lending Office) on the second Banking Day before the Drawing is to be made;

       (c) the Drawing is an integral multiple of A$2,500,000 and a minimum of A$2,500,000; and

       (d)  the Notice of Drawing specifies an Interest Period.

2.2    Notices of Drawing shall be irrevocable.

2.3 Any part of this Facility undrawn at the end of the Availability Period shall be cancelled.

2.4 The Bank's confirmations of any Interest Period or the rate of interest applicable to an Interest Period shall, save for any manifest error, be conclusive as to those matters.

3.     REPAYMENT

       The Borrower shall pay to the Bank on each of the dates set out below ("Repayment Dates") the following amounts on account of repayment of the Loan:

       Repayment Date                           Amount to be Paid

       September 30, 1996                               A$125,000
       December 31, 1996                                  125,000
       March 29, 1997                                     125,000
       June 28, 1997                                      125,000
       September 30, 1997                                 125,000
       December 31, 1997                                  125,000
       March 31, 1998                                     125,000
       June 30, 1998                                      125,000
       September 30, 1998                                 125,000
       December 31, 1998                                  125,000
       March 31, 1999                                     125,000

       and shall on June 30, 1999 pay to the Bank the whole of the balance of the Loan being A$1,125,000.

4.     PREPAYMENT AND CANCELLATION

4.1    The Borrower may only prepay the whole or part of the Loan if.

       (i) the Borrower gives to the Bank a minimum of 30 days' irrevocable prior notice (or such less notice as the Bank may agree) of a Banking Day it intends to prepay a specified amount;

       (ii) the amount to be prepaid is a minimum of A$250,000 and is an integral multiple of A$125,000;

       (iii) the prepayment is effected on the last day of the Interest Period applicable to the part of the Loan to be prepaid; or

             the Borrower pays to the Bank on demand interest on a daily basis on the amount prepaid for the balance of the current Interest Period at an annual rate equal to the excess of the annual rate applying to the amount prepaid under this Facility over the annual rate the Bank would advance the amount prepaid under this Facility on the prepayment date for the balance of that Interest Period.

4.2    No amount prepaid may be redrawn.

4.3 Any partial prepayment shall be applied towards reducing the repayment instalments referred to in clause 3 of this Facility in inverse order of maturity.

5.     INTEREST

5.1 On every Interest Payment Date the Borrower shall pay interest for each Interest Period in arrears on each part of the Loan as is outstanding from time to time at a rate per annum of 2.10% above Bank Bill Buying Rate. Interest shall accrue on a daily basis from and including the first day to but excluding the last day of each Interest Period.

6.     DEFINITIONS

       In this Appendix the following expressions shall have the following meanings unless the context otherwise requires:

6.1 "AVAILABILITY PERIOD" means the period commencing on and including the date of this Agreement and ending on and including July 31, 1996.

6.2 "DRAWING" means a drawing of all or part of the Loan made under clause 2 of this Appendix.

6.3 "INTEREST PAYMENT DATE" means calendar monthly in arrears calculated from the date of drawing on a 365 day basis, and additionally the last Repayment Date.

6.4 "LOAN" means the aggregate principal amount advanced and for the time being outstanding under this Facility.

6.5 "REPAYMENT DATE" means each of the dates referred to in clause 3 of this Appendix.

6.6 "BANK BILL BUYING RATE" in relation to a part of the Loan for a given Interest Period means that rate determined by the Bank at or before the commencement of that period, in accordance with its usual practice and having regard to the prevailing market for Bills, as fairly representative of the percentage per annum yield rates to maturity at which the Bank would at the commencement of that period purchase Bills accepted or endorsed by Trading Banks with an aggregate face value similar to that part of the Loan and of a tenor most closely corresponding to that Interest Period.

6.7 "INTEREST PERIOD" means a period of 30, 60, or 90 days shortened as necessary to mature on a Banking Day (or any other period as the Bank may agree) for the whole or a part of the Loan as selected by the Borrower in a Notice of Drawing given to the Bank before 11.00 am local time in the place of the Bank's Lending Office on the Banking Day preceding the date on which the relevant Interest Period commences, provided that:

       (a) different Interest Periods may be selected for different parts of the Loan so long as each part is an integral multiple of A$2,500,000 and a minimum of A$2,500,000, or as reduced through amortisation per repayment schedule (Clause 3) and any prepayments (Clause 4);

       (b) each first Interest Period shall continence on the date on which the Drawing is made;

       (c) the first day of each Interest Period (except the first Interest Period for any part of the Loan) shall be the last day of the immediately preceding Interest Period;

       (d) those parts of the Loan which equal in aggregate the repayment instalment due on each Repayment Date shall be deemed to have a final Interest Period expiring on that Repayment Date;

       (e) if the Borrower fails to select the duration of any Interest Period or if its selection does not conform with the rules in this definition, the Borrower shall be deemed to have selected a period of 30 days for the relevant Interest Period, modified to give effect to those rules.